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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
AmeriVest Properties, Inc.:

        We consent to the use of our report dated February 20, 2004, except for note 5, which is as of March 16, 2004, with respect to the consolidated balance sheets of AmeriVest Properties Inc. as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years then ended and our report dated March 22, 2004, with respect to the special purpose statement of revenue and certain expenses of the Camelback Lakes office property in Phoenix, Arizona for the year ended December 31, 2003, incorporated herein by reference in the Form S-8 Registration Statement.

KPMG LLP

Denver, Colorado
June 2, 2004

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Consent of Independent Registered Public Accounting Firm